Exhibit 10.4
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this “Agreement”), is effective as of October 26, 2010 (the “Effective Date”) by and between GTSI Corp., a Delaware corporation (the “Company”), and Charles E. DeLeon (“Executive”).
WHEREAS, Executive is currently employed by the Company as Senior Vice President and General Counsel;
WHEREAS, Executive and the Company are parties to that certain Severance Agreement dated as of March 28, 2006 (the “Severance Agreement”); and
WHEREAS, the parties hereto have agreed that Executive will voluntarily resign from his employment with the Company, and desire to resolve all actual or potential issues relating to Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1. Separation. As of the Effective Date, Executive hereby resigns from all of his positions with the Company and its subsidiaries, including as the Company’s Senior Vice President and General Counsel, and shall no longer be employed by the Company in any capacity, and hereby resigns from any advisory or other position that Executive may hold with respect to the Company’s Board of Directors (the “Board”). Executive waives all rights to re-employment or reinstatement.
2. Severance Pay.
(a) Bi-Weekly Severance Payments. For a period beginning on the Effective Date and ending on April 26, 2011, the Company will, subject to Section 6(c), pay Executive on a bi-weekly basis at a rate equivalent to six months of his ending salary rate (i.e., One Hundred Thirty Thousand Dollars ($130,000)). Notwithstanding the foregoing, if a Change of Control (as defined in Schedule A) occurs before April 26, 2011, the Company shall, subject to Section 6(c), pay Executive a lump sum payment equal to all remaining amounts due to be paid to Executive under this Section 2(a), with such lump sum payment to be paid to Executive prior to consummation of the Change of Control and upon making such payment the Company shall have no other obligation under this Section 2(a).
(b) One Time Severance Payment. No later than November 15, 2010, the Company will pay Executive a one-time severance payment of One Hundred Thirty Thousand Dollars ($130,000).
(c) Unused PTO. In addition to the severance payments set forth in Section 2(a) and (b), the Company will pay Executive for any accrued but unused “paid time off” as of the Effective Date; payment will be made no later than November 15, 2010.

(d) Deductions and Withholdings. All amounts paid under this Section 2 will be subject to and reduced by required or authorized deductions and withholdings, including any and all employment taxes required by any applicable state or federal law.
3. Benefits.
(a) COBRA. For a period of 18 months following the Effective Date, the Company will agree to reimburse Executive for COBRA expenses in a timely manner upon evidence of payment by the Executive. This practice will be in place for a maximum of 18 months following the Effective Date or until Executive becomes eligible for substantially similar coverage under the benefit plan of a subsequent employer, whichever period ends sooner.
(b) Long Term Care. At Company’s expense for a period of 12 months beginning on the Effective Date, or until Executive becomes eligible for substantially similar coverage under the benefit plan of a subsequent employer, whichever period ends sooner, the Company will provide Executive with continued coverage pursuant to the Company’s long term care plan on the same terms as other Company executives.
(c) Outplacement; Termination of Other Compensation and Benefits. The Company will pay up to Fifteen Thousand Dollars ($15,000) for outplacement benefits for Executive with a mutually agreeable provider, which agreement shall not be unreasonably withheld. The Company will confer with Executive to facilitate this process promptly after the Effective Date.
(d) Termination of Compensation and Benefits. Executive agrees that the payments and benefits provided hereunder exceed any payments or benefits to which Executive is otherwise entitled under any policy, plan, practice, procedure, or prior agreement with the Company, and the payments and benefits provided hereunder are in full discharge of any and all of the Company’s obligations to Executive. Except as expressly provided in this Agreement, Executive’s entitlement to, participation in, and accrual of, all compensation and benefits from the Company shall cease as of the Effective Date.
4. Other Matters.
(a) Stock Options. The exercise period of all of Executive’s unexercised options to purchase common stock of the Company as of the Effective Date shall be extended to the maximum exercise period permitted by the Company’s applicable equity compensation plan(s) to the extent permitted by applicable law and the rules, regulations and policies of the Securities and Exchange Commission and NASDAQ, and, in respect of any such extension of an exercise period, subject to the Company having no obligation to (i) obtain stockholders approval or (ii) incur any charge or cost.
(b) Director and Officer Indemnification. For actions taken by Executive in his capacity as a director or an officer of the Company prior to the Effective Date, the Company will continue to (i) indemnify Executive pursuant to the Company’s bylaws and certificate of incorporation and (ii) cover Executive under the Company’s director and officer insurance policy on the same terms that it provides coverage to other directors and officers of the Company and to the extent that such coverage is permissible under the Company’s Bylaws and the laws of the State of Delaware. The Company represents and warrants that the Monitor Directors, Officers and Corporate Insurance Liability Policy, policy #: 1980814, the excess Chubb Policy, policy #: 82227247, and the XL Policy, policy #: ELU11880310, remain in full force and effect in accordance with the terms and conditions set forth therein.

(c) Return of Property. Executive represents that on or before the Effective Date, Executive returned all property of the Company and its subsidiaries and other affiliated entities (collectively, the “Affiliates”), and all copies, excerpts or summaries thereof, in his possession, custody or control, except that he will be permitted to retain his current laptop, monitor, keyboard and power cord. Executive will cooperate with the Company in deleting all Confidential Information, as defined herein, from the laptop. Executive represents that all returned written materials are unaltered from the condition in which he regularly maintained such material, to the best of Executive’s information and belief the materials are the true and actual files maintained by him, and since he became aware of the Government’s inquiry and investigation relating to the Company’s practices and conduct while the Company was performing a Federal contract or subcontract, Executive has not destroyed any paper or electronic files relating to that inquiry and investigation.
(d) No Admission of Misconduct. The making of this Agreement is not intended, and shall not be construed, as any acknowledgment or admission that either the Company or Executive has violated any federal, state, or local law, ordinance, or regulation, or has committed any wrong whatsoever.
5. Releases.
(a) Executive’s Release. In consideration of and except for the promises and covenants set forth in this Agreement, Executive knowingly and voluntarily, on behalf of himself and his past, present and future heirs, executors, administrators, attorneys, successors and assigns, hereby releases, waives and discharges forever any and all charges, complaints, demands, claims, promises, agreements, controversies, actions, causes of actions, covenants, contracts, damages and demands of any nature whatsoever, known or unknown, whether legal, equitable, regulatory or otherwise, that Executive ever had, now has or may assert against the Company or its Affiliates, benefit plans, subsidiaries, departments, directors, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns, including without limitation, all claims, to the fullest extent allowable by law arising out of or relating to Executive’s business relationship and/or employment relationship with the Company, under federal, state or local laws, including the labor, contract, tort or anti-discrimination laws, including but not limited to the age discrimination laws, or any claim for violations of public policy, or for emotional distress. Executive also releases and waives any right Executive may have to participate in any remedy or recover in any action or claim which may be brought on behalf of Executive by a Government agency or other persons.

(b) Company’s Release. In consideration of and except for the promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates, benefit plans, subsidiaries, departments, directors, officers, stockholders, employees, representatives, agents, attorneys, successors and assigns, hereby releases, waives and discharges forever any and all charges, complaints, demands, claims, promises, agreements, controversies, actions, causes of actions, covenants, contracts, damages and demands of any nature whatsoever, known or unknown, whether legal, equitable, regulatory or otherwise, that the Company ever had, now has or may assert against Executive or his past, present and future heirs, executors, administrators, attorneys, successors and assigns, including without limitation, all claims, to the fullest extent allowable by law arising out of or relating to Executive’s business relationship and/or employment relationship with the Company, under federal, state or local laws.
6. Confidential Information; Non-Solicitation; Non-Competition.
(a) Confidential Information. Executive shall not disclose or use, directly or indirectly, any Confidential Information (as defined below) except as required by applicable law. For the purposes of this Agreement, “Confidential Information” shall mean all information disclosed to Executive, or known by him as a consequence of or through his employment with the Company, where such information is not generally known in the trade or industry and was regarded or treated as confidential by the Company. Confidential Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information that is not publicly known or available.
(b) Non-Solicitation of Employees. For a period beginning as of the Effective Date and ending on the first anniversary thereof, Executive shall not directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any individual to leave the employ of the Company, or solicit or offer employment to any person who was employed by the Company at any time during the 365 days preceding the solicitation or offer and whose employment with the Company has been terminated for fewer than 180 days.
(c) Non-Competition. For a period beginning as of the Effective Date and ending on the first anniversary thereof, Executive shall not, without the prior written consent of the Company, engage in a Restricted Activity (defined below) or be directly or indirectly involved as an owner, equity holder, member, employee, officer, director, independent contractor, agent, partner, advisor, consultant or in any other capacity calling for the rendition of Executive’s personal or other services with or for, or involving any investment by the Executive in, any individual, corporation, association, partnership, limited liability company, joint stock company, estate, trust or any other entity, including a governmental entity or organization (collectively, a “Person”) that is engaged in a Restricted Activity. For purposes of this Agreement, a “Restricted Activity” shall mean engaging in, or aiding any other Person in, competition with the Company’s current business or technology, including such competitive activities with respect to any Company clients or re-competes or other bidding efforts for awards, contracts and subcontracts that are successors to the Company’s awards, contracts, bids or proposed bids as of the Effective Date. Notwithstanding the foregoing, Executive shall be permitted to own passive investments in publicly held companies engaged in the Restricted Activities provided that such investments do not exceed one percent of any such company’s outstanding equity. The Board shall form a special committee to review, as required, any reasonable requests by Executive regarding specific companies that he desires to pursue for employment purposes that may be deemed to compete with the Company. Notwithstanding anything herein to the contrary if Executive breaches this Section 6(c), the Company’s obligations under Section 2(a) shall terminate and be null and void, and the Company shall have no other remedy, whether in equity or at law, against Executive in respect of such above-referenced breach.

7. Non-Disparagement. Executive agrees not to provide any disparaging information relating to the Company or its Affiliates or its or their management, officers, directors or employees to any third party, and he agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or investigation against Company or its Affiliates, except as may be required by law or legal process. The Company shall instruct its Board, officers, senior management and human resources department not to provide any disparaging information relating to Executive to any third party, and it agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or investigation against Executive, except as may be required by law or legal process. Notwithstanding anything contained in this Section 7, Executive may disclose, on a confidential basis, the circumstances of his resignation from the Company to a prospective employer in connection with any future employment.
8. Cooperation.
(a) Public Statements. Executive agrees to reasonably cooperate with the Company to prepare and issue any public statements regarding Executive’s employment with the Company, Executive’s resignation from the Company, and any provisions in this Agreement.
(b) Government Investigation. Executive agrees to cooperate, to the extent requested, in any inquiry, investigation, or prosecution relating to the Company’s or Executive’s practices and conduct while the Company was performing a Government contract or subcontract. Such cooperation may include, but not be limited to, participating in interviews, providing documents, responding to subpoenas, and testifying in connection with any criminal or civil proceeding that is in connection with, relates to, or arises out of such investigation; provided that such cooperation by Executive shall not require waiver of Executive’s rights, privileges, or immunities as to which Executive shall be advised by his own legal counsel. The Company shall pay Executive any expenses he incurs, including reasonable attorneys’ fees and costs, in connection with his cooperation as required in this Section 8(b) within 15 business days following Executive’s submission to the Company of documentation or invoices evidencing the incursion of such expenses.
(c) Board Actions. If and to the extent any shareholder vote should be sought or required in connection with any agreement or other transaction between the Company and the United States relating to the Company’s practices and conduct while the Company was performing a Federal contract or subcontract, or in connection with any inquiry, investigation, or prosecution by the United States relating thereto, Executive hereby conveys his irrevocable promise and proxy that any shares, options, or other ownership interests in the Company owned by Executive shall be voted in favor of affirming and performing all of the Company’s obligations under any such agreement or other transaction.

9. Entire Agreement. This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter hereof. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect. The terms contained in this Agreement supersede any and all terms in the Severance Agreement and the Severance Agreement is hereby terminated and of no further force or effect.
10. Amendment. This Agreement may not be modified in any manner except in a written document signed by both parties.
11. Severability. Should any part of this Agreement, for any reason, be declared invalid, such decision shall not affect the validity of any remaining portion, and such remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion eliminated.
12. Governing Law. This Agreement shall be construed exclusively in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of laws therein. In the event of any dispute between the parties regarding the interpretation of this agreement that cannot be resolved by the parties to their mutual satisfaction, the parties agree to submit the dispute to mediation for resolution and that failing, to binding arbitration before an arbitrator acceptable to both parties, each party to bear his or its own costs.
13. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Executive may not assign any right or obligation hereunder without Company’s prior written consent. Company may assign its rights and obligations hereunder to any successor in interest.
14. Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter. Nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.
15. Counterparts. This Agreement may be executed in one or more counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the dates set forth below.

GTSI CORP., a Delaware corporation
Date: October 26, 2010	By:	/s/ Peter Whitfield
Peter Whitfield
Senior Vice President

Date: October 26, 2010	/s/ Charles E. DeLeon
Charles E. DeLeon

Schedule A
For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:
1. any “person,” including a “group,” as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (collectively the “Exchange Act”), other than a trustee or other fiduciary holding the Company’s voting securities (“Voting Securities”) under any Company-sponsored benefit plan, becomes the beneficial owner, as defined under the Exchange Act, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of more than 50% of the outstanding Voting Securities;
2. a cash tender or exchange offer is completed for such amount of Voting Securities which, together with the Voting Securities then beneficially owned, directly or indirectly, by the offeror (and affiliates thereof) constitutes more than 50% of the outstanding Voting Securities;
3. except in the case of a merger or consolidation in which (a) the Company is the surviving corporation and (b) the holders of Voting Securities immediately prior to such merger or consolidation beneficially own, directly or indirectly, more than 50% of the outstanding Voting Securities immediately after such merger or consolidation (there being excluded from the number of Voting Securities held by such holders, but not from the outstanding Voting Securities, any Voting Securities received by affiliates of the other constituent corporation(s) in the merger or consolidation in exchange for stock of such other corporation), the Company’s stockholders approve an agreement to merge, consolidate, liquidate or sell all or substantially all of the Company’s assets; or
4. a majority of the Company’s directors are elected to the Board without having previously been nominated and approved by the members of the Board incumbent on the day immediately preceding such election.
For purposes of this Schedule A, an “affiliate” of a person shall mean a person that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.